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                                                                    EXHIBIT 99.1

Contact:
Sandy O'Halloran
VP, Investor Relations
Legato Systems, Inc.
650.210.7481
sandyoh@legato.com
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                       Legato Settles Shareholder Lawsuits

Mountain View, CA, April 17, 2002. Legato Systems, Inc. (NASDAQ: LGTO) announced today agreements to settle class action and derivative lawsuits filed in 2000 in the United States District Court for the Northern District of California and in San Mateo County Superior Court. The settlements in the federal and state litigation call for Legato to pay a total of $87.65 million, including attorneys' fees, in the two cases. Approximately $21 million of the settlement amount is covered by corporate insurance. The payment will result in a roughly $67 million reduction in Legato's available cash. The settlement will be recorded as a $67 million charge to the results of operations for the quarter ended March 31, 2002.

Both the securities class action and the derivative action arose from events that caused Legato to restate its results for the first three quarters of 1999. The settlements do not constitute any admission of wrongdoing on the part of Legato or the individual defendants.

"We are pleased that the litigation has been resolved. Putting this behind us provides a clear path to the achievement of our strategic long-term goals," said David B. Wright, chairman and CEO, Legato. "As a management team we can now fully dedicate our efforts to expanding key relationships and developing opportunities with our customers, our strategic alliances and channel partners."

The parties expect the courts will consider approval of the settlements later this spring.

About Legato

Legato Systems, Inc. (NASDAQ:LGTO) delivers worldwide enterprise class software solutions and services that keep the world's business-critical information and applications available. With a direct sales force and through value-added resellers, systems integrators and strategic alliances, Legato delivers the advantage of business continuance through enterprise automation with information protection, application availability and storage management solutions. The company's corporate headquarters are located at 2350 West El Camino Real, Mountain View, CA 94040 (650) 210-7000, fax: (650) 210-7032, Web site:
www.legato.com
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Legato and the Legato logo are registered trademarks, and Legato NetWorker,
Celestra, GEMS, SmartMedia, Co-StandbyServer, RepliStor, SnapShotServer, QuikStartz, SAN Academy, and AlphaStor are trademarks or registered trademarks of Legato Systems, Inc. This is a non-exhaustive list of Legato trademarks, and other trademarks may be the property of their respective owners.

Information regarding products, services and offerings may be superseded by subsequent documents. For the latest information and specifications regarding Legato Systems, Inc. and any of its offerings or services, please contact your local sales office or the Corporate Headquarters.

This press release contains forward-looking statements about our operations and the settlements. These forward-looking statements involve a number of risks and uncertainties that could cause the Company's actual results to differ materially. For a detailed discussion of these factors, and other factors that could cause the Company's actual results to vary materially, interested parties should review the "Risk Factors" listed in the Company's Form 10-K for fiscal 2001, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect the Company's beliefs and predictions as of April 17, 2002. The Company disclaims any obligation to update these forward-looking statements as a result of financial, business or any other developments occurring after April 17, 2002.